NETHERLAND, SEWELL & ASSOCIATES, INC.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in this Registration Statement on Form S-8, filed by Vanguard Natural Resources, LLC, and to the use and incorporation by reference of its reserve reports as of December 31, 2005, December 31, 2006 and December 31, 2007, setting forth the interests of Vanguard Natural Resources, LLC and its subsidiaries (collectively, the "Company"), relating to the estimated quantities of the Company's proved reserves of oil and gas and present values thereof for the periods included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ Danny D. Simmons

Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
July 21, 2008